RESTATED CERTIFICATE OF INCORPORATION OF
                                 HONDO OIL & GAS COMPANY


       Hondo Oil & Gas Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1. The name of corporation is Hondo Oil & Gas Company and the name under which the corporation was originally incorporated is Pauley Petroleum Inc. The date of filing of its original Certificate of Incorporation was June 2, 1958.

       2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented; there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. The restatement of the articles of incorporation does not contain an amendment of the articles of incorporation that requires shareholder approval.

       3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated, without further amendments or changes, to read as set forth in Exhibit A hereto.

       4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation in accordance with Section 245 of the Delaware General Corporation Law.

       Dated: November 10, 1994      Hondo Oil & Gas Company

                                     By:/s/ John J. Hoey
                                        --------------------------
                                          John J. Hoey
                                          President and Chief Executive Officer


                                     By:/s/ C.B. McDaniel
                                        ---------------------------
                                          C.B. McDaniel
                                          Secretary




















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                                        Exhibit A

                                         RESTATED

                               CERTIFICATE OF INCORPORATION

                                            OF

                                 HONDO OIL & GAS COMPANY


       FIRST:  The name of the corporation is Hondo Oil & Gas Company.

       SECOND: Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of its resident agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

       THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

                 To purchase, or otherwise acquire or invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, in whole or in part, oil, gas and mineral leases; oil, gas and mineral concessions, rights or interests granted or created by any government or any subdivision thereof; oil, gas and mineral rights; any interest of any type in any of the foregoing, including expressly interests known as oil payments, gas payments and production payments; fee lands; mineral interests in lands; mining claims; applications or options to acquire oil, gas or mineral leases, concessions or rights; royalty interests; overriding royalty interests; net profits interests and any other interest in lands or any rights or interests created by contract or otherwise which entitle the owner or owners thereof to participate in any way in, or obtain any advantage from, the production or sale of oil, gas or other minerals.

                 To operate, maintain, improve and develop oil, gas or other mineral properties, to explore for oil, gas or other minerals by any means, including the drilling of wells for such purposes, and to purchase and sell oil, gas or other minerals and all products and by-products thereof.

                 To enter into, maintain, operate or carry on in any or all of its branches the business of exploring for, producing, developing, mining, processing, refining, treating, handling, marketing or dealing in, petroleum, oil, natural gas, asphalt, bituminous rock and any and all other mineral and hydrocarbon substances, and any and all products or by-products which may be derived from such substances, or any of them; and for all or any of such purposes to acquire, own, lease, operate or otherwise deal in or with oil or gas wells, tanks, storage facilities, gathering systems, pipelines, processing plants, mines, refineries, smelters, crushers, mills, wharves, watercraft, aircraft, tank cars, communication systems, machinery, equipment and any and all other kinds and types of real or personal property that may in anywise be deemed necessary, convenient or advisable in connection with the carrying on of such business or any branch thereof.


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                 To acquire, own, store, transport, buy and sell salt brine and other mineral solutions and sand and clay for the manufacture and sale of clay products.

                 To buy, exchange, contract for, lease, and in any and all
            other ways, acquire, take, hold and own, and to deal in, sell, mortgage, lease or otherwise dispose of real property, and rights and interests in and to real property, and to manage, operate, maintain, improve, and develop the same.

                 To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with machinery, equipment, pipe, appliances, building materials, goods, wares and merchandise and personal property of every class and description.

                 To acquire, and pay for in cash, stock, or bonds of the
            corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities, of any person, firm, association or corporation.

                 To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade-names, relating to or useful in connection with any business of this corporation.

                 To acquire by purchase, subscription or otherwise, and to
            receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in or with any of the shares of capital stock, or any voting trust certificates in respect of shares of capital stock, or any scrip, warrants, rights, bonds, debentures, notes, trust receipts, obligations, evidences of indebtedness or interest or other securities or choses in action, issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

                 To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

                 To borrow or raise moneys for any of the purposes of the
            corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the


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            interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, or by assignment of the proceeds, applicable to the corporation's interest, in any and all oil, gas and other hydrocarbons or minerals produced from any properties in which the corporation may own any interest, or by assignment of any moneys owing or to be owing to the corporation, or otherwise and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

                 To buy, sell or otherwise deal in notes, open accounts, and other similar evidences of debt, or to loan money and take notes, open accounts, and other similar evidences of debt as collateral security therefor.

                 To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

                 To have one or more offices, to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

                 In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the act hereinafter referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do; provided, however, that nothing herein contained shall be deemed to authorize this corporation to carry on within the State of Delaware any public utility business.

                 The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

       FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is forty million (40,000,000) shares, divided into ten million (10,000,000) shares of Preferred Stock, of the par value of one dollar ($1.00) per share (herein called "Preferred Stock"), and thirty million (30,000,000) shares of Common Stock, of the par value of one dollar per share (herein called "Common Stock").

            The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the corporation:


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                                            I.

                 1. The Preferred Stock may be issued in one or more series. The designations, powers, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock of each series shall be such as are stated and expressed herein and to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series. Such resolution or resolutions shall (a) specify the series to which such Preferred Stock shall belong, (b) fix the dividend rate therefor, (c) fix the amount which the holders of the Preferred Stock of such series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, (d) state whether or not the Preferred Stock of such series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption; and may, in a manner not inconsistent with the provisions of this Article Fourth, (i) limit the number of shares of such series which may be issued, (ii) provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of such series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise re-acquired or redeemed or retired through the operation thereof, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the corporation or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distributions of assets on liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the redemption, purchase or acquisition of shares of capital stock ranking junior to the Preferred Stock as to dividends or distribution of assets upon liquidation (referred to in this Article Fourth as "junior stock"),
            (vi) grant to the holders of the Preferred Stock of such series the right to convert such stock into other shares of the corporation, and (vii) grant such other special rights to the holders of shares of such series as the directors may determine. The term "fixed for such series" and similar terms shall mean stated and expressed in this Article Fourth or in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the series referred to.

                 2. The holders of the Preferred Stock of the respective series shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends in cash, at the rate per annum fixed for such series, and no more, payable quarter-yearly on the first days of February, May, August and November to stockholders of record on a date, not exceeding fifty days preceding each such dividend payment date fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Dividends on shares of the Preferred Stock shall accrue from the dividend payment date immediately preceding the date of issuance


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            (unless the date of issuance shall be a dividend payment date, in which case they shall accrue from that date), or from such other date or dates as may be fixed by the Board of Directors for any series, and shall be cumulative.

                 3. Except as by law expressly provided and except as may be provided for any series of Preferred Stock by the resolution of the Board of Directors providing for the issuance thereof as herein permitted, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders.

                 4. Preferred Stock redeemed or otherwise retired by the corporation shall assume the status of authorized but unissued preferred stock and may thereafter, subject to the provisions of this Article Fourth and of any restrictions contained in any resolution of the Board of Directors providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock:

                                           II.

                 Subject to and on the conditions set forth in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

                 The holders of the Common Stock shall be entitled to one vote for each share held at all meetings of the stockholders of the corporation.

       FIFTH: The minimum amount of capital with which the corporation will commence business is $1,000.

       SIXTH: The names and places of residence of the incorporators are as follows:

                    Names                     Residences

                 H. K. Webb               Wilmington, Delaware
                 H. C. Broadt             Wilmington, Delaware
                 A. D. Atwell             Wilmington, Delaware


       SEVENTH:  The corporation is to have perpetual existence.

       EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

       NINTH: No holder of stock of the corporation of any class authorized hereby or which may hereafter be authorized, or any series of any such class, shall as such holder and because of his ownership of such stock have any preemptive or other right to purchase or subscribe for any shares of stock of the corporation of any class, or of any series of any class, or for any notes, debentures, bonds, obligations or instruments which the corporation may issue or sell that are convertible into or


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       exchangeable for or entitle the holders thereof to subscribe for or purchase any shares of stock of the corporation of any class, or of any series of any class. Any part of the stock of the corporation and any part of any notes, debentures, bonds, obligations, or instruments convertible into or carrying options or warrants to purchase stock of the corporation of any class authorized hereby, or which may hereafter be authorized, may at any time be issued, optioned for sale and sold or otherwise disposed of pursuant to resolutions of the Board of Directors to such persons, upon such terms and conditions and for such lawful consideration, as may to the Board of Directors seem proper and advisable, without first offering said stock or such other securities, or any part thereof, to any holders of stock of the corporation.

       TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                 To make, alter or repeal the by-laws of the corporation.

                 To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                 To set apart out of any of the funds of the corporation
            available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                 By resolution or resolutions passed by a majority of the whole
            Board to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

                 When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

       ELEVENTH: No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in or is or are a director or directors or officer or officers of such other corporation, and no contract or other transaction between the corporation and any other person or firm shall be affected or invalidated by the fact that any one or more directors of this


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       corporation is a party to, or are parties to, or interested in, such contract or transaction; provided that in each such case the nature and extent of the interest of such director or directors in such contract or other transaction and/or the fact that such director or directors is or are a director or directors or officer or officers of such other corporation is disclosed at the meeting of the Board of Directors at which such contract or other transaction is authorized.

       TWELFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditors or stockholders thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

       THIRTEENTH: Meetings of stockholders may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the by-laws of the corporation.

       FOURTEENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


       FIFTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.








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